As filed with the Securities and Exchange Commission on January 22, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINANCIAL INSTITUTIONS, INC.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-26481 (Commission File Number)	16-0816610 (I.R.S. Employer Identification No.)
220 Liberty Street
Warsaw, New York 14569
(585) 786-1100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Peter G. Humphrey
President and Chief Executive Officer
220 Liberty Street
Warsaw, New York 14569
Telephone No.: (585) 786-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Justin P. Doyle
Nixon Peabody LLP
1100 Clinton Square
Rochester, New York 14604
(585) 263-1359
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the U.S. Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share	Offering Price	Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $100.00 per share	7,503 shares	$5,000.00 (1)	$37,515,000.00 (1)	$1,474.34
Warrants to Purchase Common Stock, and Underlying shares of Common Stock, par value $0.01 per share	378,175 shares(2)	$14.88 (3)	$5,627,244.00 (3)	$221.15
Total			$43,142,244.00	$1,695.49

(1)	Calculated in accordance with Rule 457(a).

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 378,515 shares of common stock with an initial per share exercise price of $14.88, (b) the 378,515 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $14.88.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the U.S. Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2009
PROSPECTUS
FINANCIAL INSTITUTIONS, INC.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 378,175 Shares of Common Stock
378,175 Shares of Common Stock

     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $100.00 per share, having a liquidation preference of $5,000 per share, which we refer to as the Series A Preferred Stock, a warrant, which we refer to as the Warrant, to purchase up to 378,175 shares of our common stock, par value $0.01 per share, which we refer to as the Common Stock, and any shares of Common Stock issuable from time to time upon the exercise of the Warrant. In this prospectus, we refer to the Series A Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively as the Securities. The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated December 23, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the U.S. Department of the Treasury, which we sometimes refer to as the initial selling securityholder or the Treasury, to the Treasury in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act.
     The Warrant entitles the holder to purchase 378,175 shares of our Common Stock at an initial exercise price of $14.88 per share (subject to adjustment). Unless exercised, the Warrant will automatically expire at 5:00 p.m., New York City time, on December 23, 2018.
     We are registering the Securities for resale by the initial selling securityholder and its successors, including pledges, transferees, donees, or assigns, which we collectively refer to as the selling securityholders. The selling securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents in one or more public or private transactions at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices described in the section entitled “Plan of Distribution” beginning on page 5. If these Securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     The methods of resale of the Securities offered hereby are described under the heading “Plan of Distribution.” The registration of the offered Securities does not necessarily mean that any of the Securities will be sold by the selling securityholders. We will not receive any cash proceeds if the Securities are sold. We will, however, receive proceeds if any selling securityholder exercises the Warrant and the exercises price is paid in cash.
     Neither the Series A Preferred Stock nor the Warrant is listed on any exchange, and, unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.
     Our Common Stock is listed on the NASDAQ Global Market under the symbol “FISI.” On January 20, 2009, the last reported sale price of our Common Stock on the NASDAQ Global Market was $10.74. You are urged to obtain current market quotations of the Common Stock.
     Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus, as well as in any supplements to this prospectus.
     These Securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 22, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3, which we refer to as the Registration Statement, that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Additionally, under the shelf process, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. Any such prospectus supplement will be attached to this prospectus. Such prospectus supplement may also add, update or change information contained in this prospectus.
     The Registration Statement, including the exhibits to the Registration Statement, provides additional information about us and the offered securities. This prospectus does not contain all of the information set forth in the Registration Statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website at http://www.sec.gov or at the SEC offices mentioned under the headings “Where You Can Find More Information” on page 16.
     You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” on page 16 and “Incorporation of Certain Documents by Reference” on page 16. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information that is inconsistent with this prospectus will supersede the information in this prospectus or any prospectus supplement.
     The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
     All references to “Financial Institutions, Inc.,” “FII,” “the Company,” “we,” “our,” “us,” and similar terms refer to Financial Institutions, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.
PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the securities described in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section on page 2 and the other documents we refer to and incorporate by reference, in order to understand this offering full and before making an investment decision. In particular, we incorporate important business and financial information into this prospectus by reference.
     Financial Institutions, Inc., a New York corporation, provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 650 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets.
     The Company’s administrative offices and its subsidiaries are located at 220 Liberty Street, Warsaw, New York 14569. The Company’s telephone number is (585) 786-1100. You can find additional information regarding the Company in its filings with the SEC referenced in the section of this document titled “Where You can Find More Information” beginning on page 16.

     Our Common Stock is listed on the NASDAQ Global Market under the symbol “FISI”.
     On December 23, 2008, FII entered into a Letter Agreement and related Securities Purchase Agreement—Standard Terms, which we refer to collectively as the CPP Agreement, pursuant to which we agreed to issue and sell, and the U.S. Department of Treasury, which we refer to as the Treasury or initial selling securityholders, agreed to purchase, (i) 7,503 shares of FII’s newly issued, non-voting Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $100.00 per share, which we refer to as the Series A Preferred Stock, having a liquidation preference of $5,000 per share, for a total price of $37,515,000, and (ii) a ten-year warrant to purchase up to 378,175 shares of FII’s common stock, par value $0.01 per share, which we refer to as the Common Stock, at an initial exercise price of $14.88 per share, which we refer to as the Warrant and collectively, (i) and (ii) we refer to as the Securities. The warrant was immediately exercisable upon its issuance and will expire on December 23, 2018.
     We are registering the shares of the Series A Preferred Stock and the Warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as shares of Common Stock to be issued upon the exercise of the Warrant. We have filed with the SEC a Registration Statement with respect to the Securities offered under this prospectus.
The Resales

The Securities Offered by the Selling Securityholders	Up to 7,503 shares of Series A Preferred Stock, $100.00 par value per share.

The Warrant to purchase up to 378,175 shares of Common Stock, par value $0.01 per share.

Up to 378,175 shares of Common Stock.

Listing	Our Common Stock is listed on the NASDAQ Global Market under the symbol “FISI.”

Use of Proceeds	We will not receive any proceeds from the resale of the Securities by the selling securityholders. We will, however, receive proceeds if any selling securityholder exercises its Warrant and the exercise price is paid in cash. Such proceeds, if any, will be used for general corporate purposes.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Securities, see “Risk Factors” beginning on page 2 of this prospectus.
RISK FACTORS
     An investment in our Securities involves significant risks. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q, which have been filed with the SEC and incorporated herein by reference, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before you make an investment decision regarding the Securities. Any of these risks could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, results of operations and cash flows. In any such case, you could lose all or a portion of your original investment.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical or current facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” “target” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management.
     Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, factors referenced herein under the section captioned “Risk Factors” on page 2; possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); recent adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and asset investment advisory activities; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in interest rates; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; the Company’s use of trust preferred securities; competitive pressures from other financial institutions; a further deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect a borrower’s ability to service and repay our loans; changes in loan defaults and charge-off rates; adequacy of loan loss reserves; reduction in deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in the Company’s financial statements will become further impaired; risks related to the identification and implementation of acquisitions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant risks and uncertainties detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings submitted to the SEC.
     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
     Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our filings with the SEC, described below under the heading “Where You Can Find More Information” on page 16, all of which is accessible on the SEC’s website at http://www.sec.gov.

ABOUT FINANCIAL INSTITUTIONS, INC.
     Financial Institutions, Inc., a financial holding company organized under the laws of New York State and incorporated on September 15, 1931, and its subsidiaries provide deposit, lending and other financial services to individuals and businesses in Central and Western New York. The Company owns all of the capital stock of Five Star Bank, a New York State-chartered bank, which we refer to as the Bank,, and Five Star Investment Services, Inc., a broker-dealer subsidiary offering noninsured investment products. The Company also owns 100% of FISI Statutory Trust I, which was formed in February 2001 for the purpose of issuing trust preferred securities.
     The Company for many years operated under a decentralized, “Super Community Bank” business model, with separate and largely autonomous subsidiary banks whose board of directors and management had the authority to operate within guidelines set forth in broad corporate policies established at the holding company level. During 2005, the Company’s board of directors decided to implement changes to the Company’s business model and governance structure. Effective December 3, 2005, the Company merged three of its bank subsidiaries, Wyoming County Bank, National Bank of Geneva and Bath National Bank into its New York State-chartered bank subsidiary, First Tier Bank & Trust, which was then renamed Five Star Bank, and is the Company’s primary subsidiary. The merger was accounted for at historical cost as a combination of entities under common control.
     The Company’s administrative offices and its subsidiaries are located at 220 Liberty Street, Warsaw, New York 14569. Banking services are provided at the administrative offices as well as that the 50 branches and 70 ATMs in fourteen contiguous counties of Western and Central New York State: Allegany, Cattaraugus, Cayuga, Chautauqua, Chemung, Erie, Genesee, Livingston, Monroe, Ontario, Seneca, Steuben, Wyoming and Yates Counties. The Company’s telephone number is (585) 786-1100. The website for the Company and the Bank is http://www.fiiwarsaw.com. Information on this website does not constitute part of this prospectus.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     No shares of our Series A Preferred Stock were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008.
     There were, however, shares of the Company’s preferred stock, par value, $100.00 per share, which we refer to as the Preferred Stock, outstanding during the aforementioned periods. As of January 22, 2009, there were 1,533 shares of Series A 3% cumulative preferred stock, which we refer to as Series A 3% Preferred Stock, and 174,223 shares of Series B-1 8.48% cumulative preferred stock, which we refer to as the Series B-1 8.48% Preferred Stock, issued and outstanding. During December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, we paid quarterly dividends on the Series A 3% Preferred Stock and the Series B-1 8.48% Preferred Stock in the amount of $0.75 per quarter to each share of Series A 3% Preferred Stock and $2.12 per quarter to each share of Series B 8.48% Preferred Stock, as each were outstanding as of the record date for such dividends. These dividends are cumulative and the amounts are set by Articles FOURTH and FIFTH of our Amended and Restated Certificate of Incorporation, as amended, which we refer to as our Certificate of Incorporation.

	Nine months
	ended
	September 30,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of earnings to combined fixed charges and preferred security dividends:
Including interest on deposits	(a )	1.43	1.52	1.08	1.49	1.48
Excluding interest on deposits	(a )	4.29	3.85	1.40	3.00	3.11

(a)	Ratios for this period are less than 1.00. For the nine months ended September 30, 2008, earnings were insufficient to cover fixed charges by $21.7 million.
     For purposes of computing the ratios of earnings to combined fixed charges and preferred security dividends, earnings represent pre-tax net income (loss) from continuing operations plus combined fixed charges and preferred security dividends. Combined fixed charges and preferred security dividends include gross interest expense, other than interest on deposits in one case and inclusive of such interest in the other, dividends paid on preferred securities (adjusted to a tax-equivalent basis), and the proportion deemed representative of the interest factor of rent expense.
DIVIDEND POLICY
     We have historically paid regular quarterly cash dividends on our Common Stock and the board of directors presently intends to continue the payment of regular quarterly cash dividends, dependent upon the results of operations of the immediately preceding quarters and subject to the need for those funds for debt service and other purposes.
     Holders of our preferred stock, including the Series A Preferred Stock, however, have a priority right to distributions and payment over our Common Stock. The dividend rights of our Common Stock are qualified and subject to the dividend rights of holders of our outstanding preferred stock as described further in “Description of Securities — Fixed Rate Cumulative Perpetual Preferred Stock, Series A” beginning on page 8.
     We declared and subsequently paid quarterly dividends on our Common Stock of $0.08 for the first two quarters of 2006, $0.09 for the last two quarters of 2006, $0.10 for the first quarter of 2007, $0.11 for the second quarter of 2007, $0.12 for the third quarter of 2007, $0.13 for the fourth quarter of 2007, $0.14 for the first quarter of 2008, $0.15 for the second and third quarters of 2008, and $0.10 for the quarter ended December 31, 2008.
     It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the holding company’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its subsidiaries.
     While we are a legal entity separate and distinct from our banking and other subsidiaries, these subsidiaries are the principal assets, and as such, a substantial part of FII’s operating funds and, for the foreseeable future, all of the funds available for the payment of dividends are derived from the Bank. Thus, future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the subsidiaries. Under federal law, the subsidiaries cannot pay a dividend if, after paying the dividend, a particular subsidiary will be “undercapitalized.” The Federal Deposit Insurance Corporation, which we refer to as the FDIC, may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend. Also, because FII is a legal entity separate and distinct from its subsidiaries, FII’s right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository bank holding company (such as FII) or any shareholder or creditor thereof.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the Securities by any selling securityholder. All of the proceeds from the sale of the Securities offered in this prospectus will be retained by the selling securityholders. However, assuming the Warrant is exercised by the selling securityholders, and further assuming that the exercise price of the Warrant is paid in cash, we would receive gross proceeds of approximately $5,627,244 from those exercises. Any such proceeds will be used for general corporate purposes.
PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell all or a portion of the offered Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may also be effected in transactions, which may involve cross or block transactions.
     If underwriters are used in an offering of Securities, such offered Securities will be acquired by the underwriters for their own account and may be resold in one or more transactions:
•	on any national securities exchange or quotation service on which the Series A Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including as of the date of this prospectus the NASDAQ Global Market in the case of the Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an exchange or otherwise.
     In addition, any Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these Securities.
     The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the securities, less discounts and concessions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts negotiated immediately prior to the sale.
     In offering the Securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from such registration or qualification requirement is available and complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.
     At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of Securities being offered and the terms of the offering, including, among other things, the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission allowed or reallowed or paid to any dealer and the proposed selling price to the public.
     We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.
SELLING SECURITYHOLDERS
     On December 23, 2008, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The securities, which we refer to as the Securities throughout this prospectus, to be offered under this prospectus for the account of the selling securityholders consist of:
•	7,503 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the Series A Preferred Stock and approximately 4.09% of the Preferred Stock issued and outstanding as of the date of this prospectus;

•	a Warrant to purchase 378,175 shares of our Common Stock;

•	378,175 shares of our Common Stock issuable upon exercise of the warrant, which shares, if issued, would represent approximately 3.38% of our Common Stock outstanding as of December 23, 2008.
     For purposes of this prospectus, we have assumed that, after the completion of the offering, none of the Securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with rules of the SEC and includes voting and investment power with respect to the Securities. To our knowledge, the Treasury has sole voting and investment power with respect to the Securities.
     We do not know when or in what amounts the selling securityholders may offer the Securities for sale. The selling securityholders might not sell any or all of the Securities offered by this prospectus. Because the selling securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the Securities, the Treasury has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in one or more supplements to this prospectus if, and when, necessary.

DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 50,210,000 shares of capital stock, 50,000,000 of which are common stock, par value $0.01 per share, which we refer to as the Common Stock, and 210,000 of which are preferred stock, par value $100.00 per share, which we refer to as the Preferred Stock, which is designated into two classes, Series A of which 10,000 shares are authorized, and Series B of which 200,000 shares are authorized. As of January 22, 2009, 11,348,122 shares of Common Stock were issued and 10,798,019 were outstanding and 183,259 shares of our Preferred Stock were issued and outstanding, which amount includes (i) the newly issued Series A Preferred Stock, (ii) 1,533 shares of our Series A 3% Preferred Stock, and (iii) 174,223 shares of our Series B-1 8.48% Preferred Stock. The description of our capital stock set forth below is only a summary. The full terms of our capital stock are set forth in Exhibits 4.1, 4.2, 4.3, and 4.4 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.
     As mentioned above, there are two classes of Preferred Stock, Class A Preferred Stock and Class B Preferred Stock. The Certificate of Incorporation provides that both classes of Preferred Stock are issuable in one or more series. With the issuance of the Series A Preferred Stock, there are now two series of Class A Preferred Stock that have been created, Series A 3% Preferred Stock and the Series A Preferred Stock, and one class of Series B Preferred Stock that has been created, Series B-1 8.48% Preferred Stock.
     Holders of Series A 3% Preferred Stock are entitled to receive an annual dividend of $3.00 per share, which is cumulative and payable quarterly. Holders of Series A 3% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of our capital stock and have no voting rights. Dividend or dissolution payments to the Class A shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments can be declared and paid, or set apart for payment, to the holders of Class B Preferred Stock or Common Stock. The Series A 3% Preferred Stock is not convertible into any other FII security.
     Holders of Series B-1 8.48% Preferred Stock are entitled to receive an annual dividend of $8.48 per share, which is cumulative and payable quarterly. Holders of Series B-1 8.48% Preferred Stock have no pre-emptive right in, or right to purchase or subscribe for, any additional shares of our capital stock and have no voting rights. Accumulated dividends on the Series B-1 8.48% Preferred Stock do not bear interest, and the Series B-1 8.48% Preferred Stock is not subject to redemption. Dividend or dissolution payments to the Class B shareholders must be declared and paid, or set apart for payment, before any dividends or dissolution payments are declared and paid, or set apart for payment, to the holders of Common Stock. The Series B-1 8.48% Preferred Stock is not convertible into any other FII security.
     A description of the Series A Preferred Stock is set forth below in “-Fixed Rate Cumulative Perpetual Preferred Stock, Series A.”
     Our board of directors may, in the future, designate additional series of Preferred Stock, and to fix the relative rights, preferences and limitations of each such series. The authorized but unissued shares of Series A Preferred Stock, Series A 3% Preferred Stock, Series B-1 8.48% Preferred Stock and any new series of Preferred Stock designated by the board of directors may be issued by the board of directors in the future.
     The following is a summary of the general terms of the Securities being registered in the Registration Statement of which this prospectus is a part.
Fixed Rate Cumulative Perpetual Preferred Stock, Series A
     We have designated 7,503 shares of Preferred Stock as “Fixed Rate Cumulative Preferred Stock, Series A,” par value $100.00 per share, which we refer to in this prospectus as the Series A Preferred Stock. These shares were issued to the Treasury on December 23, 2008, pursuant to the Treasury’s Capital Purchase Program, or CPP. The following is a summary of the material provisions of the Series A Preferred Stock. The full terms of the Series A Preferred Stock are set forth in Exhibits 4.1, 4.2, 4.4 and 4.5 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.

Ranking
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank senior to our Common Stock and our Series B-1 8.48% Preferred Stock and will rank pari passu with our Series A 3% Preferred Stock, which we refer to as the Parity Stock, and any other Preferred Stock except for Preferred Stock which by their terms rank junior to any existing Preferred Stock, such as our Series B-1 8.48% Preferred Stock.
Dividend
     Cumulative dividends on shares of the Series A Preferred Stock accrue on the liquidation preference of $5,000 per share at a rate of 5% per annum for the first five years following the date of issue from December 23, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, such rate will increase to 9% per annum thereafter, if, as and when declared by our board of directors out of funds legally available therefor. Dividends will be payable in arrears on the 15th day of February, May, August and November of each year. Dividends will be payable to holders of record as they appear in the stock register of the Company at the close of business on the applicable record date, which shall be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors or any duly authorized committee of the board of directors that is not more than 60 nor less than 10 days prior to such dividend payment date.
     Dividends on the Series A Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series A Preferred Stock shall bear interest at the applicable dividend rate, unless and otherwise prohibited or limited by applicable law, and shall be compounded (i.e., dividends are paid on the amount of unpaid dividends). The Series A Preferred Stock has no maturity date.
     So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock, Series B-1 8.48% Preferred Stock or any other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock, Series B-1 8.48% Preferred Stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our Common Stock, Series B-1 8.48% Preferred Stock or any other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of FII solely for the purpose of market-making, stabilization or customer facilitation transactions in Common Stock, Series B-1 8.48% Preferred Stock or any other junior stock or Parity Stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of FII for resale pursuant to an offering by FII of our capital stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of Common Stock, Series B-1 8.48% Preferred Stock or any other junior stock or Parity Stock for the beneficial ownership of any other person who is not FII or a subsidiary of FII, including as trustee or custodian; and

•	the exchange or conversion of Common Stock, Series B-1 8.48% Preferred Stock or any other junior stock for or into other junior stock or of Parity Stock for or into other Parity Stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 23, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other Parity Stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other Parity Stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.
     As long as the Series A Preferred Stock is outstanding, we will not be able to pay dividends on any shares of Common Stock, Series B-1 8.48% Preferred Stock, unless all dividends on the Series A Preferred Stock have been paid in full, including full cumulative dividends having been or contemporaneously declared and paid on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full upon the Series A Preferred Stock and the shares of each Preferred Stock ranking pari passu with the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any other Preferred Stock ranking pari passu with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other series of Preferred Stock bear to each other.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.
Rights Upon Liquidation
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $5,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Redemption
     The Series A Preferred Stock shall not be redeemable prior to February 15, 2012, unless the Company has received from certain qualified equity offerings aggregate gross proceeds of not less than $9,378,750. In such case, we may redeem the Series A Preferred Stock, subject to the approval of the FRB, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company to persons other than the Company or any of its subsidiaries after December 23, 2008 of shares of Series A Preferred Stock, Common Stock or any combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the FRB, excluding any sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008.
     On and after February 15, 2012, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part at any time or from time to time.
     In any redemption, the redemption price is an amount equal to the per share liquidation amount of $5,000, plus accumulated and unpaid dividends, if any, thereon to but excluding, the date fixed for redemption.
     Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart, then from and after the redemption date dividends will cease to accumulate on such Series A Preferred Stock, such stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except the right to receive the redemption price.
     Notice of redemption will be given to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Company. Any notice properly sent shall be presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder shall not affect the validity of the proceedings for the redemption.
     The Series A Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.
     If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.
     Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our Preferred Stock.
Conversion
     Shares of Series A Preferred Stock are not convertible.
Voting
     The holders of Series A Preferred Stock will have no voting rights, except as otherwise from time to time required by applicable law and class voting rights on matters as set forth below:
•	any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

•	any amendment to the rights of the Series A Preferred Stock; or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Stock.
Any class vote held on the above matters entitles each share of Series A Preferred Stock to one vote and requires approval of at least 66 2/3% of the shares of Series A Preferred Stock outstanding at such time.
     If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any stock ranking on parity with the Series A Preferred Stock, voting together as a class, to elect two directors to fill such newly created directorships at the Company’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full at which time such right shall terminate.
Warrant
     Pursuant to the CPP, we issued a warrant to the Treasury on December 23, 2008, which we refer to as the Warrant. The following is a summary of the principal terms of the Warrant issued to the Treasury. The full terms of the Warrant are set forth in Exhibit 4.5 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.
General
     The Warrant, when exercised, will entitle the holder to receive up to 378,175 shares of our Common Stock, which we refer to as the Warrant Shares. The warrant is immediately exercisable, in whole or in part, and the initial exercise price is $14.88 per share. The exercise price and the number of Warrant Shares issuable on exercise of the Warrant are both subject to adjustment upon the occurrence of certain events. See “—Adjustments” below.
     Unless exercised, the Treasury Warrant will automatically expire at 5:00 p.m., New York City time, on December 23, 2018.
Exercise
     The Warrant may be exercised by surrendering to the Company the certificates evidencing such Warrant with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of the Warrant Shares that would otherwise be delivered to the warrantholder upon such exercise, based on the market price of the Common Stock on the trading day on which the Warrant is exercised. Upon the consent of both the Company and the warrantholder, payment of the exercise price may also be made by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company.
     The warrantholder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than one half of the initial Warrant Shares in the aggregate until the earlier of (a) the date on which the Company has received aggregate gross proceeds of not less than $37.515 million from one or more qualified equity offerings and (b) December 31, 2009.
     No fractional Warrant Share will be issued upon exercise of the Warrant. If any fraction of a Warrant Share would be issuable upon the exercise of the Warrant, we will, in lieu of issuing a fraction of a Warrant Share, pay to the warrantholder at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of our Common Stock computed to the nearest whole cent less the pro-rated exercise price for such fractional share.
     The Company will pay for any expenses, including issue and transfer taxes, in respect of the issuance of shares of our Common Stock upon exercise of the Warrant.

     Holders of the Warrant, as such, have no right to vote on or consent with respect to matters submitted to our shareholders, receive notice of any meeting of our shareholders, receive dividends or other distributions on our Common Stock or share in our assets in the event of our liquidation, dissolution or winding up.
Adjustments
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of Warrant Shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.
     Anti-dilution Adjustment. Until the earlier of December 23, 2011 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of Warrant Shares into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A, thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of Common Stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company. and requiring shareholder approval, the warrantholder’s right to receive Warrant Shares upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.
Registration Rights
     We have granted to the Warrant holder piggyback registration rights for the Warrant and the Warrant Shares and we have agreed to take such other steps as may be reasonably requested to facilitate the transfer of the Warrant and the Warrant Shares.
     We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. We have listed the Warrant Shares with the NASDAQ Global Market.
Reduction
     In the event that we have received aggregate gross proceeds of not less than $37,515,000 from one or more qualified equity offerings of Common Stock or Series A Preferred Stock for cash on or prior to December 31, 2009, the number of shares of Warrant Shares then held by the Treasury will be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrant (taking into account all adjustments) and (ii) 0.5.
Substitution
     In the event we are no longer listed or traded on a national securities exchange or securities association, the Warrant will be exchangeable, at the option of the Treasury, for senior debt or another economic instrument or security issued by us such that the Treasury is appropriately compensated for the value of the Warrant, as determined by the Treasury.
Common Stock
Introduction
     The following section describes the material features and rights of our Common Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation and our Amended and Restated Bylaws, as amended, which we refer to as our Bylaws, each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, and to applicable sections of the NYBCL. The full terms of our Common Stock are set forth in Exhibits 4.1 and 4.4 to the Registration Statement of which this prospectus is a part and incorporated by reference herein.
General
     Each share of Common Stock entitles the holder to the same rights, and is the same in all respects with, each other share of Common Stock. Holders of Common Stock are entitled to (1) one vote per share on all matters requiring a shareholder vote and do not have cumulative voting rights with respect to the election of directors, (2) a ratable distribution of dividends, if and when, declared by the board of directors and (3) ,in the event of a liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after holders of shares of Preferred Stock have received the liquidation preference of their shares plus accumulated but unpaid dividends (whether or not earned or declared), if any, and after all of our other indebtedness has been provided for or satisfied. Holders of Common Stock have no preemptive rights to acquire any additional, unissued or treasury shares of FII or securities of FII convertible into or carrying a right to subscribe for or acquire shares of FII capital stock. The shares of Common Stock, when issued in the manner described in this prospectus, will be fully paid and nonassessable.
Dividends
     We pay dividends as determined by its board of directors as described in “Dividend Policy” on page 5. Future dividend payments will depend upon our operating results, capital and reserve requirements and the consideration by our board of directors of other relevant factors, and there can be no assurance that our dividend policy will continue.
     Holders of our Preferred Stock, however, have a priority right to distributions and payment over our Common Stock. The dividend rights of a holder of our Common Stock are qualified and subject to the dividend rights of holders of our outstanding Preferred Stock as described above.
Transfer Agent & Registrar
     The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.
Anti-takeover Effects of Certain Provisions in our Certificate, Bylaws and the NYBCL
     Some provisions of our Certificate of Incorporation, our Bylaws, and NYBCL may be deemed to have an anti-takeover effect and may collectively operate to delay, defer or prevent a tender offer, a proxy contest or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. This also encourages persons seeking to acquire control of us to negotiate with us first. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of FII more difficult. The following discussion is a summary of certain material provisions of our Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.
     Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the Bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or a proposal by shareholders of business to be acted upon at an annual meeting of shareholders.
     Advance Notice of Shareholder Proposals and Nominations. Our Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a shareholders’ meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given timely written notice of such shareholder’s intention to bring such business before such meeting.
     Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders’ meeting to be timely, such notice must be received by us not less than 60 nor more than 90 days prior to the meeting.
     A shareholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Bylaws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.
     The shareholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.
     Restrictions on Call of Special Meetings. Our Bylaws provide that special meetings of shareholders can be called by the Board of Directors, the President or the holders of at least a majority of the outstanding shares entitled to vote at the meeting.
     Prohibition of Cumulative Voting. The Certificate of Incorporation does not authorize cumulative voting for the election of directors.
     Preferred Stock Authorization. As noted above under “Description of Securities,” our board of directors, without shareholder approval, has the authority under our Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of FII or make removal of management more difficult.

LEGAL MATTERS
     The validity of the Securities being offered by this prospectus will be passed upon for us by Nixon Peabody LLP.
EXPERTS
     Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference, herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus, which forms part of the Registration Statement, does not contain all of the information in the Registration Statement. We have omitted certain parts of the Registration Statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our Securities, please see our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.fiiwarsaw.com.
     We furnish holders of our Common Stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.
     Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. In all cases, you should rely on later information over different information included in this prospectus. We incorporate by reference into this prospectus the documents listed below, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules. Such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus:
•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 11, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 6, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 5, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 6, 2008;

•	Our Current Reports on Form 8-K, filed with the SEC on June 26, 2008, September 10, 2008, September 26, 2008, November 21, 2008, December 5, 2008, December 24, 2008 and January 22, 2009; and

•	The description of our Common Stock set forth in the registration statement on Form 8-A12G, filed with the SEC on June 23, 1999.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all Securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     We will provide a copy of any or all of the information incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference) to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, at no cost to the requester. Requests for such copies should be directed to:
Investor Relations
Financial Institutions, Inc.
220 Liberty Street
Warsaw, New York 14569
Tel: (585) 786-1100

FINANCIAL INSTITUTIONS, INC.
Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 378,175 Shares of Common Stock
378,175 Shares of Common Stock

Prospectus
January 22, 2009
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated fees and expenses to be incurred by the Company in connection with the registration of the Securities under this registration statement. Such expenses, other than the SEC registration fee, are estimates.

SEC Registration Fee	$1,695
Legal Fees and Expenses	$10,000	*
Accounting Fees and Expenses	$8,900	*
Stock exchange listing fees	$0
Miscellaneous	$750	*
Total	$21,345

*	Estimated
Item 15. Indemnification of Directors and Officers.
     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the “NYBCL”), the Registrant has broad powers to indemnify its Directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action is adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.
     As permitted by Section 721 of the NYBCL, our Amended and Restated Bylaws, as amended, provide that we shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.
     Article SEVENTH of our Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be held liable to the Company or our shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he or she personally gained in fact a financial profit or other advantage to which he or she as not legally entitled, or (iii) his or her acts violated Section 719 of the NYBCL.

     In addition, we have purchased insurance policies which provide coverage for its directors and officers in certain situations where we cannot directly indemnify such directors or officers.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FII pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16. Exhibits.

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 11, 1999).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company relating to the Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.3	Certificate of Amendment to the Certificate of Incorporation of the Company relating to the Series A 3% Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.4	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006).

4.5	Warrant to Purchase Common Stock, dated December 23, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.6	Letter Agreement, dated December 23, 2008, including the Securities Purchase Agreement-Standard Terms attached thereto, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.7	Form of Series A Preferred Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

5*	Opinion of Nixon Peabody LLP.

12*	Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.

23.1*	Consent of Nixon Peabody LLP (contained in its opinion filed as Exhibit 5).

23.2*	Consent of KPMG LLP.

24*	Powers of Attorney.

*	Filed herewith
Item 17. Undertakings.
The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (A) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(A), (a)(1)(B) and (a) (1)(C) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of New York on January 22, 2009.

Date: January 22, 2009	FINANCIAL INSTITUTIONS, INC.
	By:	/s/ Peter G. Humphrey
Peter G. Humphrey
President and Chief Executive Officer (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Karl V. Anderson, Jr.	Director	January 22, 2009

* John E. Benjamin	Director	January 22, 2009

* Thomas P. Connolly	Director	January 22, 2009

* Barton P. Dambra	Director	January 22, 2009

* Samuel M. Gullo	Director	January 22, 2009

* Susan R. Holiday	Director	January 22, 2009

* Peter G. Humphrey	Director, President and Chief Executive Officer (Principal Executive Officer)	January 22, 2009

* Erland E. Kailbourne	Director	January 22, 2009

* Robert N. Latella	Director	January 22, 2009

* James L. Robinson	Director	January 22, 2009

* John R. Tyler, Jr.	Director	January 22, 2009

Signature	Title	Date

* James H. Wyckoff	Director	January 22, 2009

* Ronald A. Miller	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2009

*By:	/s/ Ronald A. Miller
Ronald A. Miller
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 11, 1999).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company relating to the Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.3	Certificate of Amendment to the Certificate of Incorporation of the Company relating to the Series A 3% Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.4	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006).

4.5	Warrant to Purchase Common Stock, dated December 23, 2008 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.6	Letter Agreement, dated December 23, 2008, including the Securities Purchase Agreement-Standard Terms attached thereto, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

4.7	Form of Series A Preferred Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 24, 2008).

5*	Opinion of Nixon Peabody LLP.

12*	Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.

23.1*	Consent of Nixon Peabody LLP (contained in its opinion filed as Exhibit 5).

23.2*	Consent of KPMG LLP.

24*	Powers of Attorney.

*	Filed herewith